Exhibit 99.1

FOR FURTHER INFORMATION:

FOR INVESTORS:	FOR MEDIA:
Richard R. Sawyer	Tina M. Farrington
Chief Financial Officer	Executive Vice President
260-427-7150	260-427-7155
rick.sawyer@towerbank.net	tina.farrington@towerbank.net

TOWER FINANCIAL CORPORATION REPORTS FOURTH QUARTER EARNINGS OF $884,000 AND YEAR TO DATE EARNINGS OF $3.2 MILLION

FORT WAYNE, INDIANA – JANUARY 27, 2011 –Tower Financial Corporation (NASDAQ: TOFC) reported net income of $884,000 or $0.18 per diluted share for the fourth quarter of 2010, compared with a net loss of $1.2 million, or ($0.29) per diluted share, reported for the fourth quarter 2009.  This brings year to date net income to $3.2 million, or $0.69 per diluted share, compared to a year to date net loss of $5.6 million, or ($1.37) per diluted share at December 31, 2009.

Our fourth quarter and annual highlights include:

•
Record “Core” earnings of $9.6 million for 2010 which was an increase of $3.1 from 2009.  Core earnings are defined as income before taxes, loan loss provision, and unusual items not related to day to day operations (primarily securities sales and OREO (other real estate owned) related expenses).  Our 2010 Core earnings represent the best year in our history for this measurement, exceeding our previous best year (2005) by $1.6 million.

•
Net interest margin of 3.70 percent for the fourth quarter and year to date, representing a significant improvement from the 3.47 percent and 3.15 percent reported for the fourth quarter 2009 and year to date 2009, respectively.

•
Capital ratios continue to increase and remain well above the regulatory standards necessary to be considered “well-capitalized.” As of December 31, 2010, our leverage ratio was 10.6 percent and our Total Risked Based Capital ratio was 14.3 percent, compared to regulatory requirements of 5.0 percent and 10.0 percent, respectively.

•	Record net income of $738,000 reported for our Trust subsidiary which was a 5.6 percent increase from 2009.

Mike Cahill, our President and Chief Executive Officer stated: “In the face of a challenging economy and uncertain banking environment, we were pleased by the progress we made in our earnings, capital, and asset quality in 2010. The significant turnaround experienced in 2010 is indicative of the planning and hard work of our board, our management team, and all of my fellow team members. Our work is not done, and we will continue to focus on our efforts to deliver the consistent level of earnings our shareholders expect.”

Capital
The Company’s regulatory capital ratios continue to remain above the “well-capitalized” levels of 6 percent for Tier 1 capital and 10 percent for risked-based capital.  Tier 1 capital at December 31, 2010, increased to 13.1 percent, compared to 12.7 percent at September 30, 2010 and 10.9 percent at December 31, 2009.  Total risked-based capital at December 31, 2010, increased to 14.3 percent, compared to 14.0 percent at September 30, 2010 and 12.5 percent at December 31, 2009.  Leverage capital increased to 10.6 percent at December 31, 2010, more than double the regulatory requirement of 5 percent to be considered “well-capitalized”.

The following table shows the current capital position as of December 31, 2010 in both dollars and percentages, compared to the minimum amounts required per regulatory standards for “well-capitalized” institutions.

Minimum Dollar Requirements ($000's omitted)	Regulatory Minimum (Well-Capitalized)	Tower 12/31/10	Excess
Tier 1 Capital / Risk Assets	$31,871	$69,418	$37,547

Total Risk Based Capital / Risk Assets	$53,119	$75,759	$22,640

Tier 1 Capital / Average Assets (Leverage)	$32,889	$69,418	$36,529

Minimum Percentage Requirements	Regulatory Minimum (Well-Capitalized)	Tower 12/31/10
Tier 1 Capital / Risk Assets	6% or more	13.10%

Total Risk Based Capital / Risk Assets	10% or more	14.30%

Tier 1 Capital / Quarterly Average Assets	5% or more	10.55%

Asset Quality
Nonperforming assets plus delinquencies were $27.8 million, or 4.2 percent of total assets as of December 31, 2010. This compares with $20.0 million, or 3.1 percent of total assets at September 30, 2010 and $21.1 million, or 3.0 percent of assets at December 31, 2009.  Net charge-offs were $49,000 for the fourth quarter 2010, bringing year to date net charge-offs to $3.9 million, or 0.76 percent of average loans.  This compares to net charge-offs of $9.8 million, or 1.8 percent of average loans for calendar year 2009.  Loan loss provision through December 31, 2010 was $4.8 million compared to $10.7 million for calendar year 2009.

The current and historical breakdown of non-performing assets is as follows:

($000's omitted)	12/31/10	9/30/10	6/30/10	3/31/10	12/31/09
Non-Accrual loans
Commercial	6,859	6,924	5,364	5,463	6,667
Acquisition & Development	3,566	1,855	2,028	5,486	4,627
Commercial Real Estate	1,671	790	1,905	1,905	1,030
Residential Real Estate	843	1,093	1,063	1,120	1,142
Total Non-accrual loans	12,939	10,662	10,360	13,974	13,466
Trouble-debt restructered (TDR)	7,502	1,761	1,862	1,997	1,915
OREO	4,284	3,843	6,477	4,443	4,634
Deliquencies greater than 90 days	2,662	3,281	2,213	3,223	561
Impaired Securities	422	437	489	440	479

Total Non-Performing Assets	27,809	19,984	21,401	24,077	21,055

Allowance for Loan Losses (ALLL)	12,489	12,016	12,718	12,150	11,598

ALLL / Non-accrual loans	96.5%	112.7%	122.8%	86.9%	86.1%

Classified Assets	50,115	51,409	55,688	56,297	55,406

The trouble-debt restructured (“TDR”) category consists of three loans, which account for 27 percent of our total non-performing assets.  All three loans have had certain terms modified that cause these loans to be considered trouble-debt restructured under new accounting standards being proposed for adoption in 2011.  The new, more stringent rules, once formally implemented by the Financial Accounting Standards Board (“FASB”), are retroactive to any loans restructured within one year of implementation.  Therefore, we have elected to be proactive and classify these loans using the new standards. One loan, of approximately $1.8 million was modified to allow for the sale of the mortgaged property to occur.  The sale is currently being negotiated between the borrower and the leasee of the facility and we expect resolution to occur sometime in 2011.  The second loan has a balance of approximately $2.1 million and is considered a TDR because the loan was modified to take additional collateral of approximately $900,000.  The third loan is for approximately $3.6 million and is considered a TDR because the amortization period for the loan was lengthened from 15 years to 17 years.  The total impairment on these loans that is accounted for in our Allowance for Loan Losses is $500,000.  As of December 31, 2010, all three loans were current and paying according to the modified terms.

Included in Delinquencies greater than 90 days is an accruing $1.8 million loan that has matured. The Bank has elected not to renew the loan and is seeking collection via legal process.  The loan remains in accruing status because it is further supported by the unlimited guaranty of a third party whose guaranty is fully secured by a mortgage on a performing commercial real estate property that is unrelated to the borrower’s enterprise.  This loan is expected to remain technically nonperforming during the pendency of our legal collection efforts but ultimate collection from the guarantor is not currently in doubt.  The decrease from the third quarter relates to one loan relationship totaling $971,000 moving to non-accrual status.  There are six relationships that comprise delinquencies, with two relationships making up 85 percent of the total amount past due.

Our commercial and industrial loan category remained relatively flat from the third quarter.  Three loans totaling $422,000 were brought to resolution along with another $476,000 in partial reductions, however were replaced with three new loan relationships totaling 833,000.  In total, nineteen relationships comprise this category, with six relationships making up $5.8 million, or 85 percent of the balance.

Our commercial real estate category increased by $881,000 during the fourth quarter, the net result of the addition of one relationship totaling $961,000 moving to non-accrual status from the 90 day delinquency category, offset by a small paydown on the only other loan in the commercial real estate category.  Two loans totaling $981,000 were moved to OREO, while the third loan that made up the second quarter balance was paid off.  These reductions were offset by a new relationship totaling $790,000 that was taken to non-accrual status at the end of the quarter.  Our acquisition and development category increased by $1.7 million during the fourth quarter, the net result of the addition of one large, $2.1 million relationship, offset by the paydown of a portion of another non-accrual loan.  A total of four relationships comprise the acquisition and development category.  Our residential category had minimal changes during the fourth quarter, with the exception on one payoff in the amount of $300,000.  There are nine loans within the residential category.

Classified assets are comprised of substandard and non-accrual loans, along with impaired investments and OREO.  Classified assets reached their peak at the end of the second quarter of 2009 at $63.0 million.  We have made steady progress over the past eighteen months to reduce these assets by $12.9 million, or 20.4 percent.  As of December 31, 2010, classified assets comprised 63.4 percent of Tier 1 capital plus the Allowance for Loan Losses (“ALLL”).

The allowance for loan losses increased $473,000 during the fourth quarter of 2010 and was 2.56 percent of total loans at December 31, 2010, an increase from 2.43 percent at September 30, 2010 and an increase from 2.20 percent at December 31, 2009.  The allowance for loan losses has increased by $1.2 million from December 31, 2009, as a result of loan provision of $4.8 million, offset by $3.6 million of net charge-offs.

Balance Sheet
Company assets were $659.9 million at December 31, 2010, a decrease of $20.2 million, or 3.0 percent from December 31, 2009.  The decrease in assets was primarily attributable to decreases in total loans of $40.4 million, partially offset by an increase in securities of $20.3 million.

Total loans at December 31, 2010 were $486.9 million, compared to $527.3 million at December 31, 2009.  We experienced decreases in all major loan categories with commercial and industrial loans decreasing by $19.7 million, residential mortgage loans by $6.6 million, commercial real estate by $11.9 million, consumer loans by $0.7 million and home equity loans by $1.7 million.  This is consistent with the limited loan demand in our markets, along with purposeful reduction of our classified loans.

Long term investments at December 31, 2010 were $114.2 million, an increase of $20.3 million from December 31, 2009.  Long-term investment now comprise 17.3 percent of total assets as we continue to expand our investment portfolio to enhance liquidity and yield opportunities in light of the planned reduction in our loan portfolio and recognition of fewer lending opportunities in the local economy. This is a continued purposeful change in asset allocation driven by profitability and liquidity targets, current economic conditions, and capital management guidelines.

Total deposits at December 31, 2010 were $576.4 million compared to $568.4 million at December 31, 2009, an increase of $8.0 million, or 1.4 percent. Core deposits declined slightly by $0.8 million, led by decreases in certificates of deposit less than $100,000 of $21.8 million, non-interest bearing checking accounts balances of $2.2 million, which were offset by growth in money market account balances of $7.2 million, interest bearing checking accounts of $11.4 million and $4.4 million in savings accounts.  Certificates of deposit greater than $100,000 have decreased by $28.0 million since year end.  Offsetting these decreases was an increase in brokered deposits totaling $36.8 million, which include both money market accounts and certificate of deposits.  The growth in brokered deposits was purposeful as we took advantage of the favorable long term interest rate environment to lock in these favorable rates for an extended period of time.  Terms for new brokered CD purchases ranged from two years to ten years, with an average life of just more than four years.  The average rate on our brokered CD purchases was 1.9 percent and the average rate on brokered money market accounts was approximately 0.6 percent.  Additionally, we have “put” options on $13.9 million of our longer termed, greater than five years, brokered CD’s in order to provide additional flexibility to interest rate changes and funding needs.  $5.5 million of these brokered CD’s can be “put” as early as 2011 and carry an average interest rate of 3.5 percent.  This increase in brokered deposits has also allowed us to reduce FHLB borrowings by $35.7 million since December 31, 2009.  At December 31, 2010, FHLB borrowings totaled $7.5 million, which were fixed rate borrowings with specific maturity dates.  $3.5 million of our FHLB borrowings, carrying a rate of 3.7 percent, mature during the first quarter of 2011 and our current expectations are to pay that debt off upon maturity.

Shareholders' equity was $53.1 million at December 31, 2010, an increase of 13.2 percent from the $46.9 million reported at December 31, 2009.  Affecting the increase in stockholders’ equity was net income of $3.2 million, $47,000 of additional paid in capital from the FAS123R accounting treatment for stock options, $2.8 million net after expenses from the sale of 458,342 shares of common stock, and an increase of $155,000 in unrealized gains, net of tax, on securities available for sale.  Current common shares outstanding are 4,724,023.

Operating Statement
Total revenue, consisting of net interest income and noninterest income, was $7.3 million for the fourth quarter 2010, a decrease of $891,000 from the third quarter 2010 and an increase of $475,000 from the fourth quarter 2009.  The decrease from the third quarter of 2010 was due to a one-time extraordinary gain on investment sale of $888,000 that was recorded in the third quarter. Fourth quarter 2010 net interest income was $5.5 million a slight decrease of $60,000, or 1.1 percent from the third quarter 2010 and an increase of $140,000, or 2.6 percent compared to the fourth quarter 2009. The relatively flat quarter for net interest income was attributable to an increase of one basis point in our net interest margin, offset by a decrease in average earning assets of $6.8 million.  The fourth quarter 2010 net interest margin of 3.70 percent represents a 23 basis point increase from the net interest margin of 3.47 percent posted for the fourth quarter 2009.  Year to date net interest margin through December 31, 2010 was 3.70 percent compared to 3.15 percent for 2009.

Non-interest income was $1.8 million for the fourth quarter 2010, which represented 24.8 percent of total revenue.  This is a decrease of 832,000 from the third quarter 2010 and an increase of $335,000 from the fourth quarter of 2009.  The third quarter fee income includes an extraordinary gain on the sale of investment securities in the amount of $888,000 ($575,000 net of taxes).  Taking out the extraordinary gain, non-interest income increased slightly, by $56,000, from the third quarter of 2010.  The increase came primarily from trust and brokerage fees, which increased by $59,000, lead by brokerage fees.  All other non-interest income categories remained relatively flat from the third quarter.

The increase from the fourth quarter of 2009 relates to various categories.  Trust and brokerage fees increase by $59,000, mortgage origination fees increased by $48,000, and “other than temporary impairment” (“OTTI”) charges decreased by $98,000.  The company has incurred OTTI charge on two investment securities.  One is a trust preferred investment, which has now been written down to a book value of $110,000.  Life to date OTTI on the trust preferred security is $850,000 through December 31, 2010. The other is a private label collateralized mortgage obligation (CMO) that has a current book value of $586,000.  Life to date OTTI on the CMO is $58,000 through December 31, 2010.

Non-interest expenses were $5.3 million, unchanged from the third quarter of 2010 and a decrease of $733,000 from the fourth quarter of 2009.

The decrease from the fourth quarter of 2009 represents a 12.1 percent reduction in total non-interest expense.  The majority of the reductions came in the following categories:  employment expenses, $440,000; occupancy and equipment, $91,000; legal and professional, $97,000; and OREO, $317,000.  The savings in employment expenses relates primarily to one-time costs associated with the former Chairman’s retirement on December 31, 2009.  Occupancy expenses were reduced primarily due to a rent reduction achieved through renegotiating our lease on our headquarters facility.  The savings were offset by increases in processing expense of $76,000, business development expenses of $27,000, and FDIC insurance premiums of $160,000.  The increase in processing expenses relates to a migration of our core operating system to a new provider in early 2010, which provides for enhanced functionality and efficiency.  The increase in FDIC premiums relates to the increases in assessment rates from 2009.

Year to date, non-interest expenses are $1.8 million lower than 2009.  The savings comes primarily in our employment expense category, which was reduced by $1.4 million.  The savings was the result of the down sizing that took place in the fall of 2009.

ABOUT THE COMPANY
Headquartered in Fort Wayne, Indiana, Tower Financial Corporation is a financial services holding company with one subsidiary; Tower Bank & Trust Company, a community bank headquartered in Fort Wayne. Tower Bank provides a wide variety of financial services to businesses and consumers through its six full-service financial centers in Fort Wayne, and one in Warsaw, Indiana. Tower Bank has a wholly-owned subsidiary, Tower Trust Company, which is a state-chartered wealth services firm doing business as Tower Private Advisors. Tower Financial Corporation's common stock is listed on the NASDAQ Global Market under the symbol "TOFC." For further information, visit Tower's web site at www.towerbank.net

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation and the Bank.

These forward-looking statements are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Actual results and outcomes may differ materially from what may be expressed or forecasted in the forward-looking statements. Future factors include changes in banking regulation; changes in governmental and regulatory policy or enforcement; changes in the national and local economy; changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in tax laws; changes in prices; the impact of technological advances; the outcomes of contingencies, trends in customer behavior and their ability to repay loans; changes in local real estate values; and other factors, including various risk factors identified and described in the Corporation’s Annual Report on Form 10-K, quarterly reports of Form 10-Q and in other periodic reports we file from time to time with the Securities and Exchange Commission. These reports are available on the Commission’s website at www.sec.gov, as well as on our website at www.towerbank.net
# # # #

Tower Financial Corporation
Consolidated Balance Sheets
At December 31, 2010 and December 31, 2009

	(unaudited)
	December 31 2010	December 31 2009
ASSETS
Cash and due from banks	$24,717,935	$19,861,434
Short-term investments and interest-earning deposits	4,309,006	1,259,197
Federal funds sold	1,648,441	3,543,678
Total cash and cash equivalents	30,675,382	24,664,309

Securities available for sale, at fair value	110,108,656	85,179,160
Securities held to maturity, at cost	-	4,495,977
FHLBI and FRB stock	4,075,100	4,250,800
Loans Held for Sale	2,140,872	3,842,089

Loans	486,914,115	527,333,461
Allowance for loan losses	(12,489,400)	(11,598,389)
Net loans	474,424,715	515,735,072

Premises and equipment, net	8,329,718	8,011,574
Accrued interest receivable	2,391,953	2,439,859
Bank Owned Life Insurance	13,516,789	13,046,573
Other Real Estate Owned	4,284,263	4,634,089
Prepaid FDIC Insurance	2,864,527	4,777,797
Other assets	7,116,280	9,081,759

Total assets	$659,928,255	$680,159,058

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$92,872,957	$95,027,233
Interest-bearing	483,483,179	473,353,118
Total deposits	576,356,136	568,380,351

Federal Home Loan Bank advances	7,500,000	43,200,000
Junior subordinated debt	17,527,000	17,527,000
Accrued interest payable	1,415,713	480,885
Other liabilities	4,000,654	3,634,713
Total liabilities	606,799,503	633,222,949

STOCKHOLDERS' EQUITY

Preferred stock, no par value, 4,000,000 shares authorized; 7,750 shares issued and outstanding	757,213	1,788,000
Common stock and paid-in-capital, no par value, 6,000,000shares authorized;4,789,023 and 4,155,432 shares issued; and 4,724,023 shares outstanding at December 31, 2010 and 4,090,432 shares outstanding at December 31, 2009	43,740,155	39,835,648
Treasury stock, at cost, 65,000 shares at December 31, 2010 and December 31, 2009	(884,376)	(884,376)
Retained earnings	8,450,579	5,286,808
Accumulated other comprehensive income (loss), net of tax of $548,730 at December 31, 2010 and $468,803 at December 31, 2009	1,065,181	910,029
Total stockholders' equity	53,128,752	46,936,109

Total liabilities and stockholders' equity	$659,928,255	$680,159,058

Tower Financial Corporation
Consolidated Statements of Operations
For the year ended December 31, 2010 and 2009
(unaudited)

	For the Three Months Ended December 31		For the Year ended December 31
	2010	2009	2010	2009
Interest income:
Loans, including fees	$6,466,670	$6,928,347	$26,847,111	$28,035,871
Securities - taxable	606,566	825,731	2,502,200	3,066,247
Securities - tax exempt	301,658	241,174	1,071,876	951,942
Other interest income	12,781	1,859	31,334	13,363
Total interest income	7,387,675	7,997,111	30,452,521	32,067,423
Interest expense:
Deposits	1,502,196	2,176,852	6,566,581	10,315,149
Fed Funds Purchased	8	83	138	1,656
FHLB advances	68,902	158,026	465,756	801,803
Trust preferred securities	296,349	281,648	1,158,956	1,128,017
Total interest expense	1,867,455	2,616,609	8,191,431	12,246,625

Net interest income	5,520,220	5,380,502	22,261,090	19,820,798
Provision for loan losses	805,000	1,230,000	4,745,000	10,735,000

Net interest income after provision for loan losses	4,715,220	4,150,502	17,516,090	9,085,798

Noninterest income:
Trust and brokerage fees	939,864	880,841	3,604,907	3,373,635
Service charges	281,103	294,468	1,125,707	1,121,446
Loan broker fees	181,373	133,081	720,615	685,632
Gain/(Loss) on sale of securities	175,136	54,220	1,109,743	264,112
Impairment on AFS securities	(128,169)	(225,770)	(158,303)	(750,770)
Other fees	376,054	352,896	1,411,435	1,393,777
Total noninterest income	1,825,361	1,489,736	7,814,104	6,087,832

Noninterest expense:
Salaries and benefits	2,509,822	2,927,892	9,578,932	10,947,014
Occupancy and equipment	644,037	735,483	2,533,688	2,905,929
Marketing	55,689	85,330	423,443	451,862
Data processing	369,669	293,199	1,128,096	1,172,625
Loan and professional costs	411,701	508,825	1,629,582	1,649,511
Office supplies and postage	53,190	90,681	245,938	348,230
Courier service	55,222	58,973	221,756	236,928
Business Development	128,695	101,879	406,775	456,483
Communication Expense	46,067	49,935	186,164	181,393
FDIC Insurance Premiums	525,878	365,926	2,059,524	1,681,862
OREO Expenses	293,221	609,282	1,703,791	1,724,626
Other expense	251,894	251,160	1,125,007	1,241,141
Total noninterest expense	5,345,085	6,078,565	21,242,696	22,997,604

Income/(loss) before income taxes/(benefit)	1,195,496	(438,327)	4,087,498	(7,823,974)
Income taxes expense/(benefit)	311,917	763,180	923,727	(2,216,637)

Net income/(loss)	$883,579	$(1,201,507)	$3,163,771	$(5,607,337)
Less: Preferred Stock Dividends	-	-	-	1,579
Net income/(loss) available to common shareholders	$883,579	$(1,201,507)	$3,163,771	$(5,608,916)

Basic earnings/(loss) per common share	$0.19	$(0.29)	$0.73	$(1.37)
Diluted earnings/(loss) per common share	$0.18	$(0.29)	$0.69	$(1.37)
Average common shares outstanding	4,720,159	4,090,432	4,334,084	4,090,416
Average common shares and dilutive potential common shares outstanding	4,852,759	4,090,432	4,558,918	4,090,416

Total Shares outstanding at end of period	4,714,887	4,090,432	4,724,023	4,090,432
Dividends declared per common share	$-	$-	$-	$-

Tower Financial Corporation
Consolidated Financial Highlights

(unaudited)

	Quarterly								Year-To-Date
($ in thousands except for share data)	4th 2010	3rd Qtr 2010	2nd Qtr 2010	1st Qtr 2010	4th Qtr 2009	3rd Qtr 2009	2nd Qtr 2009	1st Qtr 2009	2010	2009

EARNINGS
Net interest income	$5,521	5,580	5,597	5,563	5,381	5,077	4,822	4,541	22,261	19,821
Provision for loan loss	$805	1,500	1,100	1,340	1,230	1,995	6,550	960	4,745	10,735
NonInterest income	$1,825	2,657	1,734	1,598	1,490	1,210	1,599	1,789	7,814	6,088
NonInterest expense	$5,345	5,350	5,642	4,905	6,079	5,468	6,458	4,993	21,242	22,998
Net income/(loss)	$884	1,045	514	721	(1,202)	(721)	(4,095)	410	3,164	(5,608)
Basic earnings per share	$0.19	0.24	0.13	0.18	(0.29)	(0.18)	(1.00)	0.10	0.73	(1.37)
Diluted earnings per share	$0.18	0.22	0.12	0.17	(0.29)	(0.18)	(1.00)	0.10	0.69	(1.37)
Average shares outstanding	4,720,159	4,427,370	4,090,432	4,090,432	4,090,432	4,090,432	4,090,432	4,090,365	4,334,084	4,090,416
Average diluted shares outstanding	4,852,759	4,669,965	4,394,419	4,394,419	4,090,432	4,090,432	4,090,432	4,090,365	4,558,918	4,090,416

PERFORMANCE RATIOS
Return on average assets *	0.53%	0.63%	0.31%	0.43%	-0.70%	-0.42%	-2.32%	0.24%	0.48%	-0.81%
Return on average common equity *	6.56%	8.17%	4.26%	6.17%	-9.83%	-6.13%	-32.65%	3.33%	6.33%	-11.48%
Net interest margin (fully-tax equivalent) *	3.72%	3.69%	3.72%	3.66%	3.47%	3.24%	3.02%	2.85%	3.70%	3.14%
Efficiency ratio	72.76%	64.95%	76.96%	68.50%	88.47%	86.97%	100.58%	78.88%	70.63%	88.76%
Full-time equivalent employees	150.75	149.25	145.75	150.25	146.25	159.25	172.75	176.50	150.75	146.25

CAPITAL
Equity to assets	8.05%	8.09%	7.44%	7.12%	6.90%	7.14%	6.70%	7.03%	8.05%	6.90%
Regulatory leverage ratio	10.55%	10.35%	9.50%	9.20%	9.05%	9.04%	8.56%	9.52%	10.55%	9.05%
Tier 1 capital ratio	13.10%	12.73%	11.62%	11.14%	10.90%	11.00%	10.38%	11.47%	13.10%	10.90%
Total risk-based capital ratio	14.30%	13.98%	13.11%	12.66%	12.46%	12.53%	11.96%	12.77%	14.30%	12.46%
Book value per share	$11.09	11.15	11.53	11.30	11.04	11.87	11.24	12.29	11.09	11.04
Cash dividend per share	$0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000

ASSET QUALITY
Net charge-offs	$332	2,202	531	789	4,537	2,045	3,092	117	3,854	9,791
Net charge-offs to average loans *	0.27%	1.74%	0.41%	0.61%	3.38%	1.49%	2.21%	0.08%	0.76%	1.78%
Allowance for loan losses	$12,489	12,016	12,718	12,150	11,598	14,905	14,105	11,498	12,489	11,598
Allowance for loan losses to total loans	2.56%	2.43%	2.50%	2.32%	2.20%	2.78%	2.53%	2.06%	2.56%	2.20%
Other real estate owned (OREO)	$4,284	3,843	6,477	4,443	4,634	3,990	4,060	5,080	4,284	4,634
Non-accrual Loans	$12,939	10,768	10,360	13,974	13,466	20,219	19,016	11,708	4,284	13,466
90+ Day delinquencies	$2,688	3,175	2,213	3,223	561	1,477	2,509	1,304	12,939	561
Restructured Loans	$7,502	1,761	1,862	1,997	1,915	163	184	191	7,502	1,915
Total Nonperforming Loans	23,129	15,704	14,435	19,194	15,942	21,859	21,709	13,203	23,129	15,942
Impaired Securities (Market Value)	422	437	489	440	479	779	-	-	422	479
Total Nonperforming Assets	27,835	19,984	21,401	24,077	21,055	26,628	25,769	18,283	27,835	21,055
NPLs to Total loans	4.75%	3.17%	2.83%	3.67%	3.02%	4.08%	3.89%	2.37%	4.75%	3.02%
NPAs (w/o 90+) to Total assets	3.81%	2.55%	2.91%	3.09%	3.01%	3.70%	3.39%	2.37%	3.81%	3.01%
NPAs+90 to Total assets	4.22%	3.03%	3.25%	3.57%	3.10%	3.92%	3.75%	2.55%	4.22%	3.10%

END OF PERIOD BALANCES
Total assets	$659,928	660,141	658,327	674,152	680,159	679,394	686,307	715,634	659,928	680,159
Total earning assets	$609,196	613,286	611,996	626,197	629,904	633,742	651,946	681,688	609,196	629,904
Total loans	$486,914	494,818	509,656	523,437	527,333	536,074	557,530	558,148	486,914	527,333
Total deposits	$576,356	577,094	564,988	559,291	568,380	592,731	594,594	618,705	576,356	568,380
Stockholders' equity	$53,129	53,382	48,950	48,002	46,936	48,541	45,962	50,280	53,129	46,936

AVERAGE BALANCES
Total assets	$657,397	658,898	663,825	677,967	678,445	686,752	708,282	696,431	664,522	692,478
Total earning assets	$605,306	614,742	617,060	629,582	628,983	636,503	657,539	662,712	616,673	646,434
Total loans	$485,125	503,334	514,962	526,814	532,627	542,921	561,828	559,607	507,559	549,246
Total deposits	$574,072	561,966	569,759	564,238	581,018	597,792	612,649	598,807	567,509	597,567
Stockholders' equity	$53,438	50,744	48,404	47,421	48,507	46,678	50,303	49,942	50,002	48,858

* annualized for quarterly data